Exhibit 10.14

May 27, 2025

Anthony Baldor

Re: Employment Terms

Dear Anthony Baldor:

Vivani Medical, Inc. (the “Company”), is pleased to offer you full-time employment in the exempt position of Chief Financial Officer, effective as of June 15, 2025, or any other start date that may be mutually agreeable, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will report to me, or such other individual as the Company may designate, and will be headquartered in our offices located in Alameda, CA. In the course of your employment with the Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the rate of $450,000 per year (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors of the Company (the “Board”) that it grant you an option to purchase 600,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board in its sole discretion), provided that you are employed by the Company on the date of grant. Subject to your continued service with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2022 Omnibus Incentive Plan (the “Plan”) and a stock option agreement to be entered into between you and the Company.

A cash bonus program is being developed to target the 50th percentile of Vivani's industry peers. You will be eligible for the plan and bonus amounts will be recommended to the Board of Directors Compensation Committee based on the attainment of predetermined performance goals.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to other similarly situated employees of the Company. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time. As a condition of employment, you will be required to (1) sign and comply with a Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (2) sign and return a satisfactory I-9 Immigration form attached hereto as Exhibit B and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form I-9 documentation), and (3) provide satisfactory proof of your identity as required by United States law. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

If you accept this offer, this letter and the Proprietary Information and Inventions Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Inventions Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Inventions Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and a duly authorized member of the Board of Directors.

(signature page follows)

Please sign and date this letter and the Proprietary Information and Inventions Assignment Agreement, and return it to Linda Adreveno.

Please be advised that this offer is contingent upon satisfactory reference and background checks.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me by phone or by email We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

VIVANI MEDICAL, INC.

By: /s/ Adam Mendelsohn
Name: Adam Mendelsohn
Title: President and CEO

Accepted by:

/s/ Anthony Baldor
Anthony Baldor

May 27, 2025
Date

Exhibit A

Proprietary Information and Inventions Assignment Agreement